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                                                                   EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT is made and entered into to be effective as of the 1st day of November, 1998, by and between SCB Computer Technology, Inc., a Tennessee corporation (the "Company"), and Ben C. Bryant, Jr. (the "Executive").

                  WHEREAS, the Executive is currently employed by the Company pursuant to the terms of an Employment Agreement dated February 14, 1996, and the Company and the Executive desire to continue that employment relationship and to set forth in an agreement the terms and conditions of such employment.

                  NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Employment and Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein for the period commencing as of the date set forth above and expiring on October 31, 2001, provided that unless either party gives written notice to the contrary at least 30 days prior to the second anniversary of this Agreement or any anniversary thereafter, the term shall be extended for an additional year and on each anniversary thereafter so that the remaining term shall always be, unless such written notice is given, two years from such anniversary (the "Expiration Date"). Notwithstanding the foregoing, in no event shall the term of Executive's employment hereunder extend beyond the calendar year in which the Executive's 70th birthday occurs.

                  2. Positions and Duties. The Executive shall serve, in name and in fact, as Vice Chairman, Chief Executive Officer, President and Treasurer of the Company and shall have such powers and duties as are customarily associated with such positions. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company, shall use his best efforts to advance the best interests of the Company, and shall not engage in outside business activities which interfere with the performance of his duties hereunder.

                  3. Compensation.

                     a. Base Salary. The Executive shall receive a base salary at the rate of $425,000 per annum during the first year of this Agreement, $600,000 per annum during the second year of this Agreement and $700,000 per annum during the third year of this Agreement and any subsequent year (as adjusted, the "Base Salary"), payable in substantially equal periodic payments, which shall be made no less frequently than monthly during the period of the Executive's employment hereunder.

                     b. Incentive Compensation. In addition to Base Salary, the Executive shall be entitled to receive incentive compensation as determined in accordance with the bonus plan authorized by the Compensation Committee of the Board of Directors (the "Incentive Compensation").


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                     c. Stock Options. Concurrently herewith, the Company shall execute and deliver to the Executive a Stock Option Agreement, in substantially the form attached hereto as Exhibit A, pursuant to which Executive shall be granted options to purchase 35,211 shares of common stock of the Company pursuant to the Company's 1997 Stock Incentive Plan. In addition, the Executive shall be entitled to receive stock options and other stock-based awards as the Board of Directors or the Compensation Committee thereof may from time to time determine.

                     d. Expenses. During the term of his employment hereunder, the Executive shall be entitled to be reimbursed (in accordance with the policies and procedures established by the Board of Directors for Company officers) for all reasonable expenses incurred by him in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.

                     e. Participation in Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all the Company's employee benefit plans and arrangements in effect on the date hereof or made available in the future to the officers and key management employees of the Company.

                     f. Car Allowance. During the term of the Executive's employment hereunder, the Company shall lease an automobile selected by the Executive, provided that the Executive's lease expenses shall not exceed $750.00 per month.

                     g. Vacation. During the term of his employment hereunder, the Executive shall be entitled to four weeks of paid vacation per year.

                  4. Offices. In addition to serving as Vice Chairman, Chief Executive Officer, President and Treasurer of the Company, the Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company's subsidiaries or affiliates.

                  5. Termination.

                     a. Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full time basis for ninety (90) consecutive days, the Company may terminate its obligations hereunder, except for those obligations provided for in Section 6(a) hereof. The determination of whether the Executive is disabled due to physical or mental illness shall be made by a licensed physician satisfactory to the Executive and to the Company.

                     b. Termination Upon Death. If the Executive should die during the term of this Agreement, the Company's obligations under this Agreement shall cease, except for those obligations set forth in Section 6(a) hereof, and the Executive's employment shall be terminated.



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                     c. Termination by the Company. The Company may terminate
the Executive's employment hereunder at any time for Cause or for any other reason. For the purposes of this Agreement, "Cause" shall mean any act that is materially inimical to the best interests of the Company and that constitutes on the part of the Executive personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties of the Vice Chairman, Chief Executive Officer, President and Treasurer of the Company, willful violation of any law, governmental rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of this Agreement.

                     d. Termination by the Executive. The Executive may terminate his employment hereunder upon 60 days written notice for any reason.

                     e. Notice of Termination. Any termination by the Company or by the Executive pursuant to this Section 5 shall be communicated by written notice of termination to the other party hereto.

                  6. Compensation Upon Termination or During Disability.

                     a. If the Executive's employment is terminated as a result of disability under Section 5(a), the Executive shall receive an amount which, when added to any disability benefits provided for by the Company, equals his Base Salary until the Expiration Date. If the Executive's employment shall be terminated because of the Executive's death, the Company shall pay to the Executive's estate, in a single lump sum, an amount equal to the Base Salary payable through the Expiration Date.

                     b. If the Executive's employment shall be terminated for Cause or if the Executive voluntarily terminates his employment for any reason, subject to the provisions of Section 7 hereof, the Company shall pay the Executive his Base Salary earned through the date on which his employment is terminated. The Company shall then have no further obligations to the Executive under this Agreement.

                     c. Subject to Section 7 hereof, if the Company shall terminate the Executive's employment under this Agreement for any reason other than pursuant to Section 5(a) or for Cause pursuant to Section 5(c) hereof, then, subject to the compliance by the Executive with the provisions of Sections 9 and 10 hereof, the Company shall pay the Executive, as liquidated damages or severance or both, his Base Salary payable in substantially equal periodic payments no less frequently than monthly for a period ending on the Expiration Date.

                  7. Change in Control.

                     a. In the event a Change in Control (as defined below) occurs during the term of this Agreement and the Executive is terminated by the Company or if the Executive gives notice of termination prior to the first to occur of the first anniversary of the Change in Control or the Expiration Date, Executive shall be entitled to payment and benefits as set forth in subsections



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(b) and (c) below unless such termination is a result of (i) the Executive's death; (ii) the Executive's disability; (iii) the Executive's retirement; (iv) termination of the Executive by the Company for Cause; or (v) the Executive's decision to terminate employment other than for Good Reason (as defined below).

                     b. If the Company terminates the Executive's employment following a Change in Control other than pursuant to Section 7(a) or if the Executive shall terminate his employment following a Change in Control for Good Reason, then the Company shall pay to the Executive as severance pay, in cash, on the fifth day following termination, $2,000,000.00; provided that if such severance payment, either alone or together with other payments which the Executive has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), and subject the Executive to excise taxes imposed by Section 4999 of the Code, the Executive will be entitled to an additional payment such that the aggregate amount of the severance payment and gross-up payment shall be equal to $2,000,000.00, after deduction for the excise tax on the severance payment and any federal, state, and local income taxes and excise tax on the gross-up payment.

                     c. In addition to the severance payment provided in Section 7(b), if the Company terminates the Executive's employment following a Change in Control other than pursuant to Section 7(a) or if the Executive shall terminate his employment following a Change in Control for Good Reason, then the Company shall provide the Executive with health insurance substantially equivalent to that provided to the Executive immediately prior to termination until the Executive is eligible to receive coverage under any federal or state health care program, including Medicare, or is covered or permitted to be covered by benefit plans of another employer providing substantially similar coverage. Notwithstanding the foregoing, if Executive is eligible to receive coverage under any federal or state health care program, including Medicare, the Company shall provide Executive with Medigap insurance coverage or a similar supplemental health insurance policy.

                     d. As used herein, a "Change in Control" means the happening of any of the following:

                        (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned subsidiary thereof, any employee benefit plan of the Company or any of its subsidiaries, Executive, or T. Scott Cobb, becomes the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

                        (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or



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          entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

                        (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company's first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

                     e. For purposes of this Agreement "Good Reason" shall mean any of the following (without the Executive's express written consent):

                        (i) the assignment to the Executive by the Company of duties inconsistent with the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in the Executive's titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his employment for disability, retirement or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;

                        (ii) a reduction by the Company in the Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

                        (iii) a relocation of the Company's principal executive offices to a location outside of Memphis, Tennessee, or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control of the Company;

                        (iv) any material breach by the Company of any provision of this Agreement; or

                        (v) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

                  8. Binding Agreement. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company. This Agreement and



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all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

                  9. Non-Competition; Nonsolicitation. Executive will not, for a period equal to the longer of (i) one year from the date of termination of employment or (ii) October 31, 2001:

                  (a) own or have a proprietary or equity interest in, be employed by, or serve as a consultant or advisor to, or in any other capacity for, any business or firm, that is engaged in the information technology services business; provided, however, that beneficial ownership by executive of less than 5% of the outstanding capital stock of a publicly-held corporation will not violate this provision. "Information technology services business" shall include, without limitation: (i) advising persons on the acquisition or strategic utilization of information technology systems, planning and designing new information technology systems, and redesigning existing information technology systems; (ii) providing network design and management, systems support and maintenance, programming and application software development, computer code review, data center management, and information technology outsourcing services; and (iii) recruiting or training persons with information technology skills; Company will be entitled to extend noncompete for one additional year upon payment to executive of lump sum cash payment equal to base salary at time of termination.

                  (b) recruit or hire or solicit for business any person who, during the twelve month period preceding the date of recruitment or hiring or solicitation, was an employee, customer, or client of the Company or any of its subsidiaries or affiliates.

                  10. Unauthorized Disclosure.

                      (a) During the period of his employment hereunder, the Executive shall not, without the prior written consent of the Board of Directors, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an officer of the Company, or its subsidiaries or affiliates, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's products, improvements, designs or styles, methodologies, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, or policies the disclosure of which he knows, or should have reason to know, could be damaging to the Company or its subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Following the termination of employment hereunder, the Executive shall not disclose any confidential information of the type described above except as may be required in the opinion of the Executive's counsel in connection with any judicial or administrative proceeding or inquiry.


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                      (b) The foregoing provision of this Section 10 shall be
binding upon the Executive's heirs, successors, and legal representatives.

                  11. Injunction. The Executive acknowledges and agrees that, in the event of a breach of Section 9 or Section 10 hereof by the Executive, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Executive and the Company agree that in the event of such a breach, the Company shall be entitled to injunctive relief against the Executive.

                  12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

                  Ben C. Bryant, Jr.
                  1365 West Brierbrook Road
                  Memphis, Tennessee 38138

         If to the Company:

                  SCB Computer Technology, Inc.
                  1365 West Brierbrook Road
                  Memphis, Tennessee 38138
                  Attn: Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as shall be required pursuant to any law or government regulation or ruling.

                  14. Enforcement of Agreement. The Company shall pay or reimburse the Executive for all costs and expenses (including court costs and reasonable attorney's fees) incurred by the Executive in connection with any litigation seeking to enforce the Executive's rights under this Agreement, provided that the Executive is substantially successful in such litigation.

                  15. Governing Law. This Agreement shall be construed according to the laws of Tennessee, without giving effect to the principles of conflicts of laws of such State.

                  16. Amendment; Modification; Waiver. This Agreement may be amended only by the written agreement of the parties hereto. No provisions of this Agreement may be modified,



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waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  17. Binding Effect.

                      a. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided for herein. Without limiting the generality of the foregoing, Executive's right to receive payments hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned, transferred, or delegated.

                      b. The Company and Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of this Agreement.

                  18. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior and contemporaneous agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement, including the Employment Agreement dated February 14, 1996 between the Executive and the Company.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     SCB COMPUTER TECHNOLOGY, INC.

                                     By:
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                                     ------------------------------------------
                                     Ben C. Bryant, Jr.





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